Exhibit D

to the

Custody Agreement

DOMESTIC CUSTODY SERVICES

ANNUAL FEE SCHEDULE

Tocqueville Funds

(Effective for a period of three (3) years from date of the Agreement)

Annual fee based upon market value of all Funds in the Tocqueville Funds complex:

•	0.01% on first $2 Billion

•	0.005% of assets greater than $2 Billion

(Subject to $20,000 complex minimum for 5 Funds)

Portfolio Transaction Fees

$ 5.00 per disbursement (waived if U.S. Bancorp is Administrator)

$ 7.00 per US Bank repurchase agreement transaction

$ 6.00 per book entry security (depository or Federal Reserve system) and non-US Bank repurchase agmt

$25.00 per portfolio transaction processed through our New York custodian definitive security (physical)

$ 8.00 per principal paydown

$15.00 per option/future contract written, exercised or expired

$50.00 per Cedel/Euroclear transaction

$15.00 per mutual fund trade

$15.00 per Fed Wire

$15.00 per margin variation Fed wire

$ 6.00 per short sale

$150.00 per segregated account per year

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

No charge for the initial conversion free receipt.

Overdrafts – charged to the account at prime interest rate plus 2.

Plus out-of-pocket expenses, and extraordinary expenses based upon complexity, including items such as shipping fees or transfer fees.

Fees are billed monthly.